  Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES UNAUDITED FISCAL 2020 THIRD QUARTER RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced unaudited results for the fiscal 2020 third quarter ended November 30, 2019.

FISCAL THIRD QUARTER HIGHLIGHTS
➢
Slight increase in net sales in fiscal third quarter versus prior year
➢
154% increase in net bookings in fiscal third quarter versus prior year
➢
Net Income of $38,000 versus a loss of ($358,000) in the prior year
➢
Wafer Fab improvement plan on track for completion by fiscal year end.

FISCAL 2020 NINE MONTH HIGHLIGHTS
➢
11% increase in net sales in first nine months of fiscal 2020 versus prior year
➢
117% increase in net bookings in first nine months of fiscal 2020 versus prior year
➢
Cash and Securities increased by more than $0.7 million in first nine months of fiscal 2020
➢
Net loss decreased by $1.3 million in first nine months of fiscal 2020 versus prior year

For the fiscal 2020 third quarter, net sales increased 0.4% to $2,263,000 versus $2,255,000 in the fiscal 2019 third quarter. Sales in the fiscal 2020 third quarter were negatively impacted by both supplier issues and internal production challenges. The supplier issues related to supplier delivery delays and some supplier deliveries we received failing our quality control inspection. We expect the issues to be resolved in the first quarter of fiscal 2021. Gross profit as a percentage of sales was 20.4% in the fiscal 2020 third quarter versus 12.8% in the fiscal 2019 third quarter. Net income was $38,000, or $0.02 per share in the fiscal 2020 third quarter as compared to a net loss of ($358,000), or ($0.19) per share in the fiscal 2019 third quarter. The reduction in cost of sales in the fiscal 2020 third quarter was primarily due to a decrease in inventory reserves for excess and obsolescence.

Our wafer fab continued to make progress in its improvement plan. As noted in our July 26, 2019 press release, the improvement plan includes a temporary reduction in our fab production levels, which resulted in approximately $175,000 of normal cost being immediately expensed in the quarter, instead of allocated to inventory. The improvement plan is on schedule to be completed towards the end of the fiscal fourth quarter, at which time production levels will be increased. This will allow the company to provide for its future requirements and to supply customers with specialized bipolar wafer lot needs.

Selling, General & Administrative expenses were $422,000 in the fiscal 2020 third quarter, as compared to $604,000 in the fiscal 2019 third quarter. There were no audit costs in the fiscal 2020 third quarter, whereas the company incurred $163,000 in audit related costs in the fiscal 2019 third quarter. There was a $4,000 increase in accounts receivable reserve in the fiscal 2020 third quarter.

Net bookings were $3.5 million in the fiscal 2020 third quarter, and $9.1 million in the first nine months of fiscal 2020, as compared to $1.4 million in the fiscal 2019 third quarter, and $4.2 million in the first nine months of fiscal 2019. We are maintaining our estimate for fiscal 2020 bookings of a range of $10.0 million to $11.0 million. The potential end of life order we were expecting is no longer expected to occur. As a reminder, timing is always uncertain with regard to the receipt of government/defense related contracts.

As announced previously, on October 2, 2019, the Company engaged MaloneBailey, LLP to audit the Company’s fiscal 2019 and 2020 financial results at the completion of the fiscal 2020 year.

SOLITRON DEVICES, INC.
CONDENSED STATEMENTS OF OPERATIONS
NINE MONTHS ENDED NOVEMBER 30, 2019 AND NOVEMBER 30, 2018
(Unaudited, in thousands except for share and per share amounts)

	Fiscal third quarter ended	Fiscal third quarter ended	Fiscal nine months ended	Fiscal nine months ended
	11/30/2019	11/30/2018	11/30/2019	11/30/2018

Net Sales	2,263	2,255	7,240	6,497
Cost of Sales	1,802	1,967	6,126	5,746

Gross Profit	461	288	1,114	751
as a % of net sales	20.4%	12.8%	15.4%	11.6%
Selling, General and Administrative Expenses	422	604	1,538	2,405

Operating Income (Loss)	39	(316)	(424)	(1,654)

Other income (loss)
Interest Income	1	-	3	6
Realized gain (loss) on investments	(2)	(3)	(25)	(10)
Unrealized gain (loss) on investments	-	(39)	22	(85)
Other, net	-	-	-	4
Total other (loss) income	(1)	(42)	-	(85)

Net Income (Loss)	38	(358)	(424)	(1,739)

Net Loss Per Share-Basic and diluted	$0.02	$(0.19)	$(0.21)	$(0.91)

Weighted average shares outstanding	2,062,952	1,901,979	1,992,702	1,901,953

SOLITRON DEVICES, INC.
CONDENSED BALANCE SHEETS
AS OF NOVEMBER 30, 2019 AND FEBRUARY 28, 2019
(Unaudited, in thousands except for share and per share amounts)

	Nov. 30, 2019	Feb. 28, 2019

ASSETS
CURRENT ASSETS
Cash and cash equivalents	1,120	394
Securities	69	79
Accounts receivable (net of $4,000 reserve as of Nov. 30, 2019)	1,816	1,829
Inventories, net	2,797	3,958
Prepaid expenses and other current assets	181	156
TOTAL CURRENT ASSETS	5,983	6,416

Property, Plant and Equipment, Net	437	517
Operating Lease - Right-of-Use Asset	815	1,081
Other Assets	46	47

TOTAL ASSETS	7,281	8,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	330	742
Customer deposits	38	5
Operating Lease Liability*	407	378
Accrued expenses and other current liabilities	462	442
TOTAL CURRENT LIABILITIES	1,237	1,567

Operating Lease Liability*	486	794
TOTAL LIABILITIES	1,723	2,361

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, authorized 500,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares,
2,062,949 shares outstanding, net of 508,314 treasury shares at November 30, 2019; 1,901,959 shares outstanding, net of
669,304 treasury shares at February 28, 2019	21	19
Additional paid-in capital	1,834	1,834
Retained Earnings	5,184	5,608
Less treasury stock	(1,481)	(1,761)
TOTAL STOCKHOLDERS’ EQUITY	5,558	5,700
* The February 28, 2019 balance sheet includes adoption of Topic 842, Leases and a classification correction of sales return allowance from accounts payable to accrued expenses.

SOLITRON DEVICES, INC.
STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED NOVEMBER 30, 2019 AND NOVEMBER 30, 2018
(Unaudited, in thousands)

	2019	2018

Net loss	$(424)	$(1,739)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	163	162
Net realized and unrealized losses (gains) on investments	3	95
Stock based compensation	282	-
Accounts receivable	13	52
Inventories	1,161	(333)
Prepaid expenses and other current assets	(25)	55
Other assets	1	98
Non cash lease expense	(12)
Accounts payable	(412)	(13)
Customer deposits	33	(30)
Accrued expenses, other current and non current liabilities	20	(138)
Net cash provided by (used in) operating activities	803	(1,791)

Investing activities
Proceeds from sale of securities	57	175
Purchases of Securities	(51)	(150)
Purchases of property and equipment	(83)	(135)
Net cash provided by (used in) investing activities	(77)	(110)

Net cash provided by financing activities	-	-

Net increase (decrease) in cash and cash equivalents	726	(1,901)
Cash and cash equivalents - beginning of the year	394	2,215
Cash and cash equivalents - end of period	$1,120	$314

More detailed financials will be available on our company website, under the investor relations tab, at https://solitrondevices.com/investors/.

These preliminary, unaudited results for the fiscal third quarter and fiscal nine months ended 2020 and 2019 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary financial information presented for the fiscal quarters and fiscal nine months ended November 30, 2019, and November 30, 2018, fiscal years ended February 28, 2019, or February 28, 2018, nor completed the audit for the fiscal year ended February 28, 2017.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s unaudited fiscal 2020 third quarter results and the Company’s expectations regarding bookings in fiscal 2020. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) actual bookings for fiscal year 2020; (2) our ability to properly account for inventory in the future; (3) the successful resolution of the supplier issues and internal production challenges we experienced during the fiscal 2020 third quarter; (4) the timely and successful completion of our wafer fab improvement plan; (5) our ability to protect the Company’s net operating losses and tax benefits; (6) changes in our stock price, corporate or other market conditions; (7) the loss of, or reduction of business from, substantial clients; (8) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (9) changes in government policy or economic conditions; (10) increased competition; (11) the uncertainty of current economic conditions, domestically and globally; and (12) other factors contained in the Company’s Securities and Exchange Commission filings, including its most recent Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com